News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G UPDATES EARNINGS PROJECTIONS TO REFLECT
SIGNIFICANT CURRENCY EXCHANGE RATE MOVEMENTS
Adjusts All-in Sales and All-in Earnings Growth Estimates;
Confirms Organic Sales Growth and Currency-Neutral Earnings Growth Outlook

CINCINNATI, Feb. 11, 2014 – The Procter & Gamble Company (NYSE:PG) provided an update of its outlook for fiscal year 2014 all-in and core earnings per share growth following recent policy announcements by the Venezuelan government that impact foreign exchange rates applied to various transactions as well as significant exchange rate movements in Argentina and other developing countries.  The Company lowered its guidance for all-in sales and all-in earnings growth to reflect the increased impact from foreign exchange.  P&G confirmed its prior outlook for organic sales growth and currency-neutral earnings per share growth.

Venezuela
The Venezuelan government recently announced that certain transactions, such as the importation of finished goods and raw materials for some product categories and the payment of inter-company dividends and royalties, would be transacted at the state-run SICAD currency rate.  The most recent SICAD currency rate was approximately 11.4 bolivares fuertes per United States dollar.  The official CADIVI exchange rate of 6.3 bolivares fuertes per United States dollar had previously been applied to all transactions, and P&G’s local financial statements were previously translated to United States dollars at the same 6.3 rate.

P&G said it expects to incur one-time charges in the range of $230 million to $280 million after-tax, or $0.08 to $0.10 per share, based on its preliminary assessment of the impact of revaluing certain portions of the local Venezuelan balance sheet at the new exchange rate of 11.4 bolivares fuertes per U.S. dollar.  The final impact will be dependent on confirmation of final balance sheet positions at the date of the policy change. The Company said it will recognize the one-time charges as non-core items in its fiscal year 2014 results.

In addition, the Company said there will be ongoing financial impacts related to the translation of certain elements of local financial statements at the SICAD exchange rate, including imported goods and services that do not qualify for the official CADIVI rate and residual earnings that will ultimately be paid as intercompany dividends.  P&G estimates these impacts will reduce fiscal year 2014 core earnings growth by approximately one percentage point.

P&G noted that, as the SICAD auction rate is a floating rate, the potential exists for additional financial impacts if the auction rate changes significantly.  Also, if the SICAD rate becomes applicable to additional categories of imports or other types of currency transactions, P&G could incur additional financial impacts.

Other Developing Markets
P&G also updated its earnings outlook to reflect the recent devaluation of the Argentine peso, Turkish lira, South African rand, Russian ruble, Ukrainian hryvnia, Brazilian real and several other currencies to the United States dollar.  In the last three weeks, the exchange rate of Argentine pesos to U.S. dollars has devalued by approximately 20%, to approximately 8.0 pesos to the dollar.  The Company said its prior earnings guidance assumed a rate of approximately 6.6 pesos to the dollar.  P&G said the ongoing financial impacts related to the translation of local financial statements at current exchange rates and inter-currency operational transactions, such as importation of finished products and raw materials, would reduce fiscal year 2014 core earnings per share growth by approximately one percentage point.

Fiscal Year 2014 Guidance
P&G confirmed its outlook for organic sales growth of three to four percent for fiscal year 2014.   The Company now expects foreign exchange to reduce sales growth by two percent to three percent, which results in an adjusted guidance range for all-in sales growth of in-line to up two percent versus the prior year.  This compares to a prior guidance range of one percent to two percent all-in sales growth.

P&G adjusted its guidance range for core earnings per share growth to three percent to five percent, from a previous range of five percent to seven percent, to reflect the impact of Venezuela and other foreign exchange rate changes.

Foreign exchange is now expected to be a nine percentage point core earnings per share growth headwind for fiscal year 2014.  On a currency-neutral basis, the Company continues to expect strong core earnings per share growth in the range of 12% to 14%.

On an all-in GAAP basis, diluted earnings per share are now expected to increase two percent to five percent versus the prior fiscal year.

P&G noted that the non-core EPS impacts from Venezuelan balance sheet revaluation will affect its fiscal third quarter results.  Balance sheet revaluation impacts from other markets will be included in core earnings results in its fiscal third quarter.  The ongoing operational impacts will affect both third quarter and fourth quarter results.  On an annualized basis, P&G estimates the operational impacts from these foreign exchange movements to reduce core earnings per share by approximately $0.15 before any mitigating actions.

Forward-Looking Statements

Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.  Forward-looking statements are based on current expectation and assumptions that are subject to risks and uncertainties which may cause results to differ materially from the forward-looking statements.  We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.
Risks and uncertainties to which our forward-looking statements are subject include: (1) the ability to achieve business plans, including growing existing sales and volume profitably and maintaining and improving margins and market share, despite high levels of competitive activity, an increasingly volatile economic environment, lower than expected market growth rates, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus, and/or increasing competition from mid- and lower tier value products in both developed and developing markets; (2) the ability to successfully manage ongoing acquisition, divestiture and joint venture activities to achieve the cost and growth synergies in accordance with the stated goals of these transactions without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes and achieve productivity improvements designed to support our growth strategies, while successfully identifying, developing and retaining particularly key employees, especially in key growth markets where the availability of skilled or experienced employees may be limited; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including, but not limited to, product liability, patent, intellectual property, price controls, import restrictions, environmental and tax policy) and to resolve pending matters within current estimates; (7) the ability to resolve the pending competition law inquiries in Europe within current estimates; (8) the ability to successfully implement, achieve and sustain cost improvement plans and efficiencies in manufacturing and overhead areas, including the Company's outsourcing projects; (9) the ability to successfully manage volatility in foreign exchange rates, as well as our debt and currency exposure (especially in certain countries with currency exchange, import authorization or pricing controls, such as Venezuela, Argentina, China, India and Egypt); (10) the ability to maintain our current credit rating and to manage fluctuations in interest rate, increases in pension and healthcare expense, and any significant credit or liquidity issues; (11) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, due to a wide variety of factors, including but not limited to, terrorist and other hostile activities, natural disasters and/or disruptions to credit markets, resulting from a global, regional or national credit crisis; (12) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (13) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (14) the ability to successfully manage increases in the prices of commodities, raw materials and energy, including the ability to offset these increases through pricing actions; (15) the ability to develop effective sales, advertising and marketing programs; (16) the ability to stay on the leading edge of innovation, maintain the positive reputation of our brands and ensure trademark protection; and (17) the ability to rely on and maintain key information technology systems and networks (including Company and third-party systems and networks), the security over such systems and networks, and the data contained therein. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves approximately 4.8 billion people around the world with its brands. The Company has one of the strongest portfolios of trusted, quality, leadership brands, including Ace®, Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Duracell®, Fairy®, Febreze®, Fusion®, Gain®, Gillette®, Head & Shoulders®, Iams®, Lenor®, Mach3®, Olay®, Oral-B®, Pampers®, Pantene®, Prestobarba®, SK-II®, Tide®, Vicks®, Wella® and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contact:
John Chevalier, 513.983.9974

The Procter & Gamble Company

Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons.  We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.  Organic sales is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

The reconciliation of reported sales growth to organic sales is as follows:

Total P&G	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact*	Organic Sales Growth
FY 2014 (Estimate)	0% to 2%	2% to 3%	0%	3% to 4%
*Acquisition/Divestiture Impact includes volume and mix impacts of acquired and divested businesses, as well as rounding impacts necessary to reconcile net sales to organic sales.

           Core EPS:  This is a measure of the Company’s diluted net earnings per share excluding charges in both years for incremental restructuring due to increased focus on productivity and cost savings, charges in both years for the balance sheet impact from the devaluation of the foreign exchange rate in Venezuela, charges in both years related to pending European legal matters, the prior year gain on the buyout of the Iberian joint venture, and the prior year impairment charges for goodwill and indefinite-lived intangible assets.  We do not view these items to be part of our sustainable results.  We believe the Core EPS measure provides an important perspective of underlying business trends and results and provides a more comparable measure of year-on-year earnings per share growth.  Core EPS is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.  The table below provides a reconciliation of diluted net earnings per share to Core EPS:

Fiscal Year:	FY 14 (Estimate)
Diluted Net Earnings Per Share Increase	2% to 5%
Net of non-core items (described above)	0% to 1%
Core EPS Growth	3% to 5%

Note – All reconciling items are presented net of tax.  Tax effects are calculated consistent with the nature of the underlying transaction.

Currency-neutral Core EPS:  This is a measure of the Company’s Core EPS excluding the impact of foreign exchange.  We believe the currency-neutral Core EPS measure provides a more comparable view of year-on-year earnings per share growth.

FY 14 (Estimate)
Diluted Net Earnings Per Share Increase	2% to 5%
Net of non-core items (described above)	0% to 1%
Core EPS Growth	3% to 5%
Foreign exchange impact	9%
Currency-neutral Core EPS Growth	12% to 14%

Note – All reconciling items are presented net of tax.  Tax effects are calculated consistent with the nature of the underlying transaction.